Exhibit 99.1
For Immediate Release
MERCER INTERNATIONAL INC. EXTENDS EXCHANGE OFFER FURTHER
          NEW YORK, NY, August 25, 2009 — Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) today announced that it has further extended its exchange offer (the “Exchange Offer”) for any and all of its outstanding 8.5% Convertible Senior Subordinated Notes due 2010 (the “Old Notes”). The Exchange Offer, previously scheduled to expire at 5:00 p.m., New York City time, on August 25, 2009, will now expire at 5:00 p.m., New York City time, on September 9, 2009, unless further extended or amended. All other terms and conditions of the Exchange Offer remain unchanged.
     As of 5:00 p.m., New York City time, on August 25, 2009, no Old Notes had been tendered for exchange.
     Questions about the Exchange Offer or requests for additional copies of the Exchange Offer documentation may be directed to the Information Agent for the Exchange Offer, Georgeson Inc., at 1-800-267-4403 (toll free).
     This press release is for informational purposes only and does not constitute an offer to exchange or sell, or the solicitation of an offer to exchange or buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, exchange, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
          Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.
          The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: the ongoing effects of the recent economic and financial turmoil, the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:	FD
Investors: Eric Boyriven, Alexandra Tramont
Jimmy S.H. Lee	Media: Jordana Miller
Chairman & President	(212) 850-5600
(604) 684-1099

David M. Gandossi
Executive Vice-President &
Chief Financial Officer
(604) 684-1099
(3)
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